EXHIBIT 10.2

TERMINATION AGREEMENT

     This Termination Agreement (“Agreement”) is made and entered into as of the 31st day of March, 2005 (“Effective Date”), by and between AESP, Inc., f/k/a Advanced Electronic Support Products, Inc. (“AESP”), a Florida corporation, and Roman Briskin (“Briskin”).

     WHEREAS, AESP and Briskin are parties to that certain Employment Agreement, dated February 19, 1997 (“Employment Agreement”); and

     WHEREAS, AESP and Briskin have agreed that the Employment Agreement shall be terminated effective as of the Effective Date; and

     WHEREAS, notwithstanding the termination of the Employment Agreement, Briskin shall continue as an at-will employee of AESP following the Effective Date.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	The Employment Agreement is hereby terminated, effective as of the Effective Date. As of such date, the parties hereby release each other from any and all obligations under the Employment Agreement.

2.	Notwithstanding the termination of the Employment Agreement pursuant to this Agreement, following the Effective Date Briskin shall continue to serve as an at-will employee of AESP. In that regard, and subject to such future determinations with respect to Briskin’s compensation as may be made by the Board of Directors of AESP, Briskin shall continue to earn his current annual base salary of $198,000 per annum, shall continue to receive an automobile allowance of $500 per month and shall continue to participate in the benefit plans of the Company in which he currently participates. Further, notwithstanding the termination of the Employment Agreement, Briskin shall continue to hold the Company stock options that he currently holds, all in accordance with the terms of the agreements with respect to such options.

3.	Notwithstanding the termination of the Employment Agreement pursuant to this Agreement, following the Effective Date, AESP shall continue to indemnify Briskin with respect to his actions as an officer and director of AESP to the fullest extent provided by law, as more particularly set forth in AESP’s articles of incorporation and by-laws.

4.	This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

5.	The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

/s/ Roman Briskin
Roman Briskin

AESP, INC., a Florida corporation
BY: /s/ John F. Wilkens
Name (print): John F. Wilkens
Title:	Chief Financial Officer